WITHOUT PREJUDICE AND SUBJECT TO CONTRACT
RELEASE AND TRANSITION AGREEMENT

The parties to this Release and Transition Agreement (the “Agreement”) are Stuart A. Fenton (“Executive”) and Insight Direct (U.K.) Limited, a company registered in England with number 2579852 (the “Company”).

RECITALS

A. Executive’s employment with the Company began on September 12, 2002, and he is currently employed by the Company as President, EMEA. Effective May 18, 2010 Executive and the Company entered into an Executive Service Agreement (the “Employment Agreement”), which superseded and replaced the Executive Service Agreement entered into by the parties on September 12, 2002; and

B. The Company and Executive have agreed to the termination of Executive’s employment on the terms contained herein as of the Separation Date (defined below); and

C. Executive and the Company each desires to resolve amicably, fully and finally all matters between them, including, but in no way limited to, those matters relating to the employment relationship between them and the termination of that relationship.

NOW THEREFORE, in consideration of the recitals above and the mutual promises and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, it is agreed as follows:

AGREEMENTS

1. Separation Date; Resignation. The Company and Executive agree that Executive’s employment with the Company will terminate effective as of March 31, 2014 (the “Separation Date”) subject to the following:

(a) Executive’s job title and role will be President EMEA until December 31, 2013 unless the Company fails to appoint a replacement by 31st December 2013, in which case the Company may determine, at its sole option, that he will continue to be the President, EMEA, for an extended period, which may extend for any or all of the period from January 1, 2014 up to and through March 31, 2014, and during such extended period, Executive will be paid at his base salary rate as of December 31, 2013;

(b) Subject to Clause 1 (a) above from January 1 – March 31, 2014 Executive’s salary will be reduced to £10,000, per month and he will be engaged to provide operational and strategic projects at the direction of the President and CEO of Insight Enterprises, Inc;

(c) Provided he does not earlier terminate his employment, Executive will remain a participant in the 2013 Cash Incentive Plan and will be eligible to earn an award for 2013 in accordance with the terms of such plan;

(d) Notwithstanding Clause 1 (a) above, from January 1 – March 31, 2014 Executive agrees that he will not be eligible for any annual or quarterly incentive compensation or bonus plan under Section 9(d)(2) or (3) of the Employment Agreement; and

(e) Executive agrees to enter into a further Compromise Agreement on Separation Date which will be in identical format as this Agreement (save for the provisions of clauses 1(a) – (d) and 10 which shall be amended to reflect the fact that the Executive’s employment has terminated) and which will supersede the terms of this Agreement.

2. Also, effective on the Separation Date, Executive resigns (in the form of the letter set out at Schedule 3) from any and all positions or offices he holds with the Company or any affiliate of the Company, including all positions or offices held with the Company’s parent company, Insight Enterprises, Inc., or any affiliate of Insight Enterprises, Inc. (the “Insight Group”).

3. Recitals. The parties hereby acknowledge the correctness and accuracy of the foregoing recitals.

4. Payments and Benefits. The Company and Executive agree that Executive’s proposed termination of employment shall be treated as a termination “without Cause” pursuant to Section 9(b) of the Employment Agreement. Accordingly, in consideration for, among other things, the release described in Section 6 below, Executive shall be entitled to receive the following severance benefits in full satisfaction of any rights to payments that he might have pursuant to Section 9 of the Employment Agreement, provided the Executive does not resign or otherwise terminate his employment prior to the Separation Date (whether Executive is on Garden Leave, as defined below, or not):

(a) Severance Payments. Subject to the terms of this Agreement and pursuant to Section 9(c) of the Employment Agreement, Executive shall be entitled to receive a single lump sum payment equal to 200% of his current Base Salary (as defined in the Employment Agreement) as of December 31, 2013 (which Executive acknowledges to be £313,533). In addition, in lieu of and in full satisfaction of any payments due to Executive pursuant to Section 9(d)(1) of the Employment Agreement, Executive shall be entitled to receive a single lump sum payment equal to the greater of: (1) £30,701, or (2) 100% of the annual incentive compensation paid to Executive under all Incentive Compensation Plans (as defined in the Employment Agreement) in which Executive participates in 2013. The payments called for by this paragraph (a) (the “Severance Payment”) will be paid within three (3) days of the Separation Date.

For the period from January 1, 2014 through March 31, 2014, Executive shall not be entitled to any payments which otherwise might become due in the future pursuant to Section 9(d)(2) or (3) of the Employment Agreement.

(b) Save as provided in Clauses 3 (d) and 3 (e) below, the provision of all benefits will cease on the Separation Date.

(c) Executive’s active membership of any pension scheme will cease on the Separation Date.

(d) Health Insurance. Pursuant to Section 9(e) of the Employment Agreement, Executive shall be entitled to continue to participate in any death in service insurance scheme and private health insurance scheme, at substantially the levels in place immediately prior to the Separation Date for a period of time expiring upon the earlier of: (1) twenty-four (24) months following the Separation Date, or (2) the day on which Executive becomes eligible to receive any substantially similar benefits under any scheme of any other employer or source without being required to pay any premium with respect thereto. The Company’s obligation under this paragraph (d) will cease with respect to a particular type of coverage when and if Executive becomes eligible to receive substantially similar coverage with a successor employer without being required to pay any premium with respect thereto.

(e) Other Plans. As provided in Section 9(f) of the Employment Agreement, the termination of Executive’s employment shall not affect Executive’s participation in, distributions from, and vested rights under, any employee benefit, stock option, restricted stock or other equity-based plan or scheme of, or maintained by or for, the Company, which benefits will be governed by the terms of those respective plans or schemes. Executive shall have no duty to mitigate damages in order to receive the compensation described by Section 9(f) of the Employment Agreement, and the compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

(f) No Further Obligation. The Company’s provision of the payments and benefits described in this Section 3 shall fully satisfy the Company’s obligations to Executive under the terms of the Employment Agreement. Executive agrees and acknowledges that if he fails to sign this Agreement, he shall not be entitled to any of the benefits described in this Section 3.

(g) Gross Amounts. All amounts referred to in this Agreement are gross amounts and will be subject to PAYE deductions. For the avoidance of doubt, “PAYE deduction” means deductions made to comply with or to meet any liability of the Company to account for tax pursuant to regulations made under Chapter 2 of Part 11 of the Income Tax (Earnings and Pensions) Act 2003 and to comply with any obligations to make a deduction in respect of national insurance contributions.

Executive will be responsible for the payment of any tax and employee’s national insurance and all other payments and the provision of benefits set out in this Agreement in excess of any PAYE deductions made by the Company. Executive hereby agrees to indemnify the Company on a continuing basis immediately on demand against all such liabilities, including any interest, penalties, reasonable costs and expenses incurred as a result of any default or delay by Executive which the Company may incur in respect of or by reason of such payments or the provision of such benefits, provided that Executive shall not be liable for any interest and/or penalties which arise out of delay, error or default on the part of the Company. The Company shall give the Executive reasonable notice of any demand for tax which may lead to liabilities on the Executive under this indemnity and shall provide him with reasonable access to any documentation he may reasonably require to dispute such a claim (provided that nothing in this Clause shall prevent the Company from complying with its legal obligations with regard to HM Revenue and Customs or other competent body).

5. Full and Final Settlement. The terms of this Agreement are in full and final settlement of all sums due to the Executive from the Company and all claims in all jurisdictions under contract, tort, statute or otherwise which the Executive has or may have against the Company or its current or former officers or employees arising out of or in connection with or as a consequence of his employment and/or its termination (whether such claims are, or could be, known to the parties, and including any claims which may arise in the future) including in particular for the avoidance of doubt the claims specified in Schedule 1, each of which is hereby intimated and waived.

[The Executive agrees that if he breaches any material terms of this Agreement, without prejudice to any other rights or remedies of the Company arising from such action, he will repay to the Company a sum equivalent to the value of the Severance Payment made under Clause 4(a) above after deduction of all outstanding salary overpayments, all tax and national insurance due, including any excess tax. Further he agrees that in such circumstances the said sum is recoverable from him by the Company as a debt.] The Executive further agrees that in the event that he resigns or otherwise terminates his employment with the Company prior to the Separation Date (even during a period of Garden Leave) he will not be entitled to receive any of the payments or benefits referred to in paragraphs 1(c) and 4 above.

6. Release, Representations and Acknowledgments. In exchange for the consideration provided pursuant to this Agreement, Executive agrees as follows:

(a) To refrain from commencing any action or issuing any proceedings against the Company or its current or former officers or employees in respect of any claims referred to in Clause 5 above including the claims specified in Schedule 1. In the event of Executive commencing any action or issuing or pursuing any proceedings or being granted any judgment against the Company arising out of his employment or its termination the Executive shall indemnify the Company in respect of:

(i) its legal costs of defending such action or proceedings (including reasonable legal and professional fees and disbursements together with VAT thereon);

(ii) any award or judgment;

and such part of the Severance Payment set out in Clause 4(a) above equivalent to the amount of such costs, award or judgment shall become immediately repayable to the Company as a debt.

(b) Executive is not aware of any claims other than those specified in Schedule 1 or facts or circumstances that may give rise to any claim against the Company or any of its current or former officers or employees in relation to any other matters.

(c) Executive acknowledges and agrees that the consideration he is receiving under this Agreement is sufficient consideration to support the Release of all entities identified in this Section 6.

(d) Executive acknowledges and agrees that he is not aware of any facts or circumstances that could be the basis for a valid claim or charge of discrimination or harassment against the Company or the Insight Group.

(e) Executive acknowledges and agrees that he has received all monies owed to him for his employment with the Company and the Insight Group and has not been subjected to any discrimination or retaliation for raising any issues regarding compensation issues.

7. Review. Executive has been advised and is hereby advised in writing to consult with a relevant independent advisor prior to signing this Agreement. To accept the offer in this Agreement, Executive must sign and return the Agreement to the Company together with the Advisor’s Certificate set out in Schedule 2 duly certified by a relevant independent advisor (within the meaning of the provisions of Clause 16 below), by April 24, 2013 at the following address: Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona, 85284, Attention: Steven Andrews, General Counsel, electronic mail address: Steven.Andrews@insight.com.

8. Return of Company Property. Executive represents that he will make a diligent search and will return to the Company on or before the Separation Date all Insight Group documents (in electronic, paper or any other form as well as all copies thereof) and other Insight Group property that he has had in his possession at any time, including, but not limited to, Insight Group files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property including, but not limited to, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of Insight Group. Executive further agrees to provide to the Company, on or before the Separation Date, with a computer-usable copy of any Insight Group confidential or proprietary data, materials or information received, stored, reviewed, prepared or transmitted on any personal computer, server, or e-mail system, to the extent the same may be retrieved from such computers, servers and e-mail system, and, then, to delete such Insight Group confidential or proprietary information from those computers, servers and e-mail systems.

9. Cooperation in Proceedings. The Company and Executive agree that they shall fully cooperate with each other with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Executive was involved during his employment with the Company and the Insight Group, or that concerns any matter of which Executive has information or knowledge (collectively, a “Proceeding”). Executive’s duty of cooperation includes, but is not limited to: (a) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s recollection of events; (b) appearing at the Company’s request, upon reasonable notice, as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (c) signing at the Company’s reasonable request declarations or affidavits that truthfully state matters of which Executive has knowledge. The Company’s duty of cooperation includes, but is not limited to: (i) providing Executive and his counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Executive in any Proceeding; and (ii) indemnifying Executive and his counsel for any and all reasonable costs and expenses, including reasonable legal fees in connection with any request for cooperation from the Company as set forth in this Section 7. In addition, Executive agrees to notify the Insight Group’s General Counsel promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify Executive promptly of any requests for information or testimony that it receives relating to Executive. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority.

10. Garden Leave. Executive agrees that, pursuant to Clause 1(b) above and subject to such period (if any) that the Company exercises its rights under Clause 1(a) above, during the period from January 1, 2014 up to the Separation Date he will not enter any Company premises unless authorised by the Company to do so and will not without the written consent of the Company contact or communicate with any employees, customers or suppliers of the Company (“Garden Leave”). Executive further agrees that during any such period of Garden Leave he will comply with the reasonable instructions of the Company.

11. Restrictive Covenants. Executive agrees that he will continue to be bound by the non-compete and non-solicitation provisions of Section 14 of the Employment Agreement, as amended in their entirety as set forth below. Notwithstanding the termination of his employment and in consideration of the Payments and Benefits set out in Clause 4 above, the Executive agrees that he will be bound by the following restrictions:

Covenant Not To Compete.  Executive agrees that during the Restricted Period following the termination of Executive’s employment and so long as Company is continuously not in material default of its obligations to provide payments or employment-type benefits to Executive under this Agreement or under any other agreement, covenant, or obligation, Executive will not, without prior written consent of Company, consult with or act as an advisor to another company about activity which is a “Competing Business” of such company as defined below, nor shall Executive be engaged in a Competing Business. Executive shall be deemed to be engaged in a “Competing Business” if, in relation to Relevant Products or Services in any capacity, including proprietor, shareholder, partner, officer, director or employee, Executive engages or participates, directly or indirectly, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which activity is competitive within the EMEA region or North America with the prime go to market offerings, namely hardware and software licensing, sold or supplied by the Company and with which the Executive was involved to a material extent in the period of 12 months prior to Termination.  For the avoidance of doubt, nothing in this Clause is intended to limit Executive’s ability to: (i) undertake duties or activities which do not relate to Relevant Products or Services; or (ii) which are materially different from those undertaken by him in the period 12 months prior to Termination; or (iii) be engaged or concerned in any business concern insofar as the Executive’s duties or work shall relate solely to geographical areas other than the EMEA region or North America.

Non-Solicitation.  Executive recognizes that Company’s clients are valuable and proprietary resources of Company.  Accordingly, Executive agrees that during the Restricted Period Executive will not directly or indirectly, through Executive’s own efforts or through the efforts of another person or entity,  canvass, solicit, approach, deal, or contract with any Relevant Customer for or in connection with any Competing Business.  Further, during the Restricted Period Executive will not solicit, encourage, assist, induce or entice away from the Company or, in connection with any Competing Business, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company. Company agrees that the restrictions described in this paragraph apply only so long as Company is continuously not in material default of its obligations to provide payments or employment-type benefits to Executive under this Agreement or under any other agreement, covenant, or obligation. For the avoidance of doubt, the restriction on the Executive canvassing, soliciting, approaching, dealing, or contracting with any Relevant Customer is not intended to limit the Executive’s ability to canvass, solicit, approach, deal, or contract with any Business Partner provided this is not for or in connection with any Competing Business.

Restricted Period.  For purposes of this Clause 11 the “Restricted Period” shall include the period up to the termination of Executive’s employment with Company for any reason (“Termination”) and a period of 12 months following Termination.

Remedies; Reasonableness.  Executive acknowledges and agrees that a breach by Executive of the provisions of this Clause 11 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of this Clause 11. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Executive.

Executive expressly acknowledges and agrees that: (1) the Restrictive Covenants contained herein are reasonable as to time and geographical area and do not place any unreasonable burden upon Executive, (2) the general public will not be harmed as a result of enforcement of these Restrictive Covenants, and (3) Executive understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.

Whilst the restrictions in this Clause 11 are regarded by the parties as fair and reasonable, each of the restrictions is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

In this Clause 11 the following expressions shall have the following meanings:

(i) “Business Partner” shall mean Tech Data, Ingram, Microsoft, Cisco and HP;

(ii) “EMEA” shall mean the European Union, the European Free Trade Association area and Russia;

“Critical Person” shall mean any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company who had dealings with Executive or for whom Executive had management responsibilities in the 12 month period prior to Termination and who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company  or knowledge of or influence over the clients, customers or suppliers of the Company  is likely to be able to assist or benefit a Competing Business;

(ii) “Relevant Customer” shall mean any person, firm, company or organisation who or which at any time during the 12 months prior to Termination is or was:

(a) negotiating with the Company for the sale or supply of Relevant Products or Services by the Company to it; or

(b) a client or customer of the Company for the sale or supply of Relevant Products or Services by the Company to it; or

(c) in the habit of dealing with the Company for the sale or supply of Relevant Products or Services by the Company to it,

and in each case with whom or which the Executive was directly concerned or connected or of whom or which the Executive had personal knowledge during the 12 months prior to Termination in the course of his employment, regardless of the geographic location of such person, firm, company or organisation.

(iii) “Relevant Products or Services” shall mean prime go to market offerings, namely hardware and software licensing, sold or supplied by the Company and with which sale or supply the Executive was directly concerned or connected or of which he had personal knowledge during the 12 months prior to Termination in the course of his employment.

12. Non-Disparagement/Professional Conduct. Executive agrees to not to make or cause to be made any derogatory or disparaging statements to any third party concerning the Company, the Insight Group, their products, services, officers and employees. The Company also agrees that it will instruct, and shall procure that Insight Group instructs, their officers and employees not to not to make or cause to be made any derogatory or disparaging statements to any third party concerning Executive. The parties agree that it is in their best interests to maintain an amicable termination and post-termination relationship and to further that goal, the parties agree that they will cooperate with each other in refuting any derogatory or disparaging statements made by any third party concerning Executive, the Company and the Insight Group. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit, impede, or impair the right of any party to communicate with government agencies regarding the matters that are within the jurisdiction of such agencies.

13. Confidentiality. Executive agrees that he will continue to be bound by the confidentiality provision of Section 13 of the Employment Agreement. Executive also agrees that he will keep the terms and fact of this Agreement confidential. He will not disclose the existence of this Agreement or any of its terms to anyone except his spouse, immediate family, attorneys, accountants or other professional advisers, in each case provided that they agree to keep the information confidential. Executive may also disclose the existence and terms of this Agreement to HM Revenue and Customs or if required to do so by law.

The Company shall instruct, and shall procure that Insight Group instructs, their officers and employees to keep, the terms and fact of this Agreement confidential. The Company will not, and shall procure that Insight Group shall not, disclose the existence of this Agreement or any of its terms to anyone except their officers or employees (where reasonably necessary to the negotiation of or ensuring compliance with its terms), or to their attorneys, accountants or professional advisers, in each case provided that they agree to keep the information confidential. The Company anmd Insight Group may also disclose the existence and terms of this Agreement to HM Revenue and Customs or if required to do so by law.

For the avoidance of doubt either party may disclose the existence and terms of this Agreement for the purposes of, and to the extent permitted, under Clause 16 below.

For the avoidance of doubt, Section 13 of the Employment Agreement provides as follows:

“13. CONFIDENTIALITY.

(a) Executive recognizes that confidential information (which may include commercially sensitive information) is important to the business of Company and will from time to time become known to Executive. Executive acknowledges that the following restraints are necessary for the reasonable protection of Company, of its business, the business of the Group, its clients or their respective affairs.

(b) Executive shall during the continuance of his employment hereunder and after the date on which this Agreement terminates, observe strict secrecy as to the affairs and dealings of Company and (1) shall not during the continuance of his employment (except in the proper performance of his duties of employment) or after the date on which this Agreement terminates (without limit in time), without the prior written consent of the Chief Executive Officer of Parent, make use of or divulge to any person and (2) during the continuance of his employment, shall use his best endeavors to prevent the publication or disclosure of:

(1) details of customers, prospective customers and contractors (whether they be buyers, producers, suppliers or other contractors) of Company or any other company within the Group, including the terms of business with them and the fees and commissions charged to or by them and their requirements for specific projects whether design, idea or information technology oriented;

(2) copies of and information relating to research activities, inventions, creative briefs, ideas, computer programs (whether in source code or object code) secret processes, designs and formulae undertaken, commissioned or produced by or on behalf of Company or any company in the Group;

(3) any information relating to:

(1) expansion plans, business strategy, marketing plans and sales forecasts of Company or any other company in the Group;

(2) financial information, results and forecasts of Company or any other company in the Group;

(3) details of the employees and officers of Company or any other company in the Group and of the remuneration and other benefits paid to them;

(4) information relating to presentations, tenders, projects, joint ventures or acquisitions and developments contemplated, offered or undertaken by Company or any other company in the Group;

(5) confidential reports or research commissioned by or provided to Company or any company in the Group;

(6) any pricing information and Company rate-card or other information relating to the charges Company makes to customers or any discount thereon;

(7) any trade secrets of Company or any company in the Group including know-how and confidential transactions;

(4) any information which Executive is told is confidential and any information which has been given to Company or any other company in the Group in confidence by buyers, agents, suppliers or other persons; and

(c) the obligations contained in Section 13(b) shall cease to apply to any such information upon it coming into the public domain, other than as a result of the direct or indirect disclosure by Executive in breach of Section 13(b).

(d) Nothing in this Agreement shall preclude Executive from making a protected disclosure in accordance with and subject to the provisions set out in the Public Interest Disclosure Act 1998.”

14. Intellectual Property. Executive agrees that he will continue to be bound by the intellectual property provisions of Section 12 of the Employment Agreement. Executive also confirms the Company’s ownership of intellectual property and Documents (as defined in the Employment Agreement) in accordance with Section 12 of the Employment Agreement. For the avoidance of doubt, Section 12 of the Employment Agreement provides as follows:

“12. INTELLECTUAL PROPERTY.

(a) Proprietary Information. Executive and Company hereby acknowledge and agree that in connection with the performance of Executive’s services, Executive shall be provided with or shall otherwise be exposed to or receive certain proprietary information of Company. Such proprietary information may include, but shall not be limited to, information concerning Company’s customers and products, information concerning certain marketing, selling, and pricing strategies of Company, and information concerning methods, manufacturing techniques, and processes used by Company in its operations (all of the foregoing shall be deemed “Proprietary Information” for purposes of this Agreement). Executive hereby agrees that, without the prior written consent of Company, any and all Proprietary Information shall be and shall forever remain the property of Company, and that during the Initial Term or any Renewal Term, and at all times thereafter, Executive shall not in any way disclose or reveal the Proprietary Information other than to Company’s executives, officers and other employees and agents in the normal course of Executive’s provision of services hereunder. The term “Proprietary Information” does not include information which (1) becomes generally available to the public other than as a result of a disclosure by Executive contrary to the terms of this Agreement, (2) was available on a non-confidential basis prior to its disclosure, or (3) becomes available on a non-confidential basis from a source other than Executive, provided that such source is not contractually obligated to keep such information confidential.

(b) Trade Secrets. Executive, prior to and during this Agreement, has had and will have access to and become acquainted with various trade secrets which are owned by Company or by any company in the Group and are regularly used in the operation of their respective businesses and which may give Company or any company in the Group an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Executive agrees and acknowledges that Executive has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Executive’s employment and Executive’s prior relationship to, interest in, and fiduciary relationships to Company. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly or use them in any way, either during the Initial or any Renewal Term of this Agreement or at any time thereafter, except as required in the course of employment by Company and for its benefit.

(c) Intellectual Property.

(1) Executive shall promptly disclose and deliver all Proprietary Information to Company, or as it may direct. Company shall be entitled to make such use of the Proprietary Information as it deems appropriate and Executive shall not use the Proprietary Information in any manner, save as is necessary in performing his duties pursuant to this Agreement, and shall not disclose, or permit any third party to use, the Proprietary Information, in any manner, at any time either during his employment or after the date on which this Agreement terminates.

(2) To the extent that any existing and future copyright, database rights, registered designs, design rights, trade marks, patents, applications for any of the foregoing and all other intellectual property rights, in any part of the world, for the full term of such rights and any renewals and extensions thereof (collectively, “Intellectual Property Rights”) do not vest in Company by operation of law, Executive hereby irrevocably assigns to Company, including by way of future assignment, with full title guarantee, absolutely and free from all encumbrances, all his interest in any and all Intellectual Property Rights in, or relating to, the Proprietary Information.

(3) Executive shall, without charge to, but at the cost and expense of, Company, execute and do all such acts, matters, documents and things as may be necessary or reasonably required to obtain patent or other protection for any of the Proprietary Information or improvements or developments of the Proprietary Information and to vest title to the Intellectual Property Rights in, or relating to, the Proprietary Information in Company (or such company as it shall direct) absolutely.

(4) To the extent permitted by law, Executive hereby irrevocably and unconditionally waives any and all moral rights conferred by the Copyright Designs and Patents Act 1988 or any rights of a similar nature under law in any other jurisdiction in and to any and all Proprietary Information, such waiver in favor of Company, its successors in title and assigns.

(5) The provisions of this Section 12(c) shall not be affected by reason of the termination of this Agreement for whatever reason and shall continue thereafter.

(6) Company shall be under no obligation to apply for or seek to obtain patent, design or other protection in relation to any of the Proprietary Information or in any way to use, exploit or seek to benefit from any of the Proprietary Information.

(d) Ownership of Documents. Company shall own all papers, records, books, drawings, documents, manuals, and anything of a similar nature (collectively, the “Documents”) prepared by Executive in connection with his employment. The Documents shall be the property of Company and are not to be used on other projects except upon Company’s prior written consent. At the end of the Initial Term or any Renewal Term, Executive shall surrender to Company any and all Documents or other property of whatsoever kind now or hereafter in Executive’s possession, custody, or control which contain or reflect in any manner whatsoever Proprietary Information or information which in any way relates to Company’s business.

(e) Company Defined. For purposes of this Section 13, “Company” shall be interpreted to include Company and any company in the Group.”

15. Contribution to legal fees. The Company agrees that it will pay direct to Executive’s solicitors their reasonable and proper fees which the Executive has incurred with them in connection with obtaining legal advice on the terms of this Agreement and the agreement referred to in clause 1(e) up to a maximum of £5,000 plus VAT within 28 days of receipt of a satisfactory copy of their invoice addressed to the Executive but expressed to be payable by the Company.

16. Announcements. The Company will make an announcement on April 25, 2013 in the form set out in Schedule 4 and neither party will make any statement to third parties (save as specified in clause 13) which is inconsistent with that announcement. The Company shall procure that insight Group complies with this Clause.

17. Severability. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

18. Acknowledgement. Executive acknowledges that he is herein being advised to consult with an attorney prior to executing this Agreement. Executive represents and agrees that he has read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement with a full and complete understanding of all of its terms.

19. Integration. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties, supersedes all oral negotiations and any prior and other writings with respect to the subject matter of this Agreement and is intended by the parties as the final, complete and exclusive statement of the terms agreed to by them. NOTWITHSTANDING THE FOREGOING, Executive acknowledges and agrees that this Agreement does not limit, modify, amend, or supersede, in any way, his obligations to abide by and comply with any agreement Executive signed with the Company, including the Employment Agreement, that, by its terms or by implication, is intended to survive the termination of Executive’s employment with the Company.

20. Compliance with Statutory Provisions. To the extent that they are relevant, the conditions regulating compromise agreements and compromise contracts under the following instruments and provisions (as subsequently consolidated, modified or re-enacted from time to time) are satisfied and met: the Sex Discrimination Act 1975; the Race Relations Act 1976; the Trade Union and Labour Relations (Consolidation) Act 1992; Schedule 3A of the Disability Discrimination Act 1995; the Employment Rights Act 1996; the Working Time Regulations 1998; the National Minimum Wage Act 1998; the Employment Relations Act 1999; Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003; Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003; Schedule 5 of the Employment Equality (Age) Regulations 2006; the Pensions Act 2008; paragraphs (c) and (d) of section 147(3) of the Equality Act 2010.The Executive confirms that:

(i) he has received advice from the advisor named in Schedule 2 (who is a relevant independent adviser within the meaning of the provisions referred to in Clause 20 above) as to the terms and effect of this Agreement and in particular its effect on her ability to pursue his rights before an Employment Tribunal; and

(ii) he will procure that the adviser signs the Certificate in Schedule 2.

21. Without Prejudice. Notwithstanding that this Agreement is marked “Without Prejudice and Subject to Contract”, when the Agreement has been dated and signed by/on behalf of the parties and is accompanied by the Certificate in Schedule 2 signed by the advisor it will become an open and binding agreement between the parties.

22. Choice of Law. Executive and the Company acknowledge and agree that this Agreement shall be interpreted in accordance with the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the courts and tribunals of England and Wales.

23. Amendment. This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties.

24. Successors and Assigns. This Agreement is and shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of each of the parties. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used in this Section 24, “Company” shall mean the Company and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law or otherwise.

25. Non-Admission. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Executive, and the Company specifically denies the commission of any wrongful acts against Executive. Executive acknowledges that he has not suffered any wrongful treatment by the Company.

26. Joint Drafting. Executive and the Company understand that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

27. Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

28. Business Expenses. On or before the Separation Date, the Company will reimburse Executive for any accrued and unpaid expenses owed to Executive pursuant to Section 5 of the Employment Agreement.

SCHEDULE 1 — CLAIMS

All and any claims

1.	for damages for breach of contract howsoever arising;

2.	for pay in lieu of notice or damages for termination of employment without notice or on short notice;

3.	in respect of outstanding pay, holiday pay (including statutory holiday whether under the Working Time Regulations 1998 or otherwise), overtime, bonuses, commission and benefits in kind;

4.	for a redundancy payment whether statutory under the Employment Rights Act 1996 or otherwise;

5.	in respect of discrimination, harassment or victimisation under the Sex Discrimination Act 1975;

6.	under or relying on the Equal Pay Act 1970, Article 141 of the Treaty of Rome or Article 157 of the Treaty on the Functioning of the European Union;

7.	in respect of discrimination, harassment or victimisation under the Race Relations Act 1976;

8.	in respect of discrimination, harassment or victimisation under the Disability Discrimination Act 1995;

9.	in respect of unlawful deductions from wages or payments, under Part II of the Employment Rights Act 1996;

10.	in respect of unfair dismissal under the Employment Rights Act 1996;

11.	for damages for distress, anxiety or financial loss caused by harassment under Section 3 of the Protection from Harassment Act 1997;

12.	in respect of discrimination, harassment or victimisation under the Employment Equality (Religion or Belief) Regulations 2003;

13.	in respect of discrimination, harassment or victimisation under the Employment Equality (Age) Regulations 2006;

14.	pursuant to paragraph 11 (failure to comply with paragraph 2 of Schedule 6: employer’s duty to inform) or to paragraph 12 (failure to comply with paragraph 9 of Schedule 6: denial of right to be accompanied) of Schedule 6 to the Employment Equality (Age) Regulations 2006;

15.	under section 120 of the Equality Act 2010 relating to:

a.	age discrimination or harassment related to age

b.	disability discrimination or harassment related to disability

c.	gender reassignment discrimination or harassment related to gender reassignment

d.	marriage and civil partnership discrimination

e.	pregnancy and maternity discrimination or discrimination because of the protected characteristic of pregnancy or maternity

f.	race discrimination or harassment related to race

g.	religious or belief-related discrimination or harassment related to religion or belief

h.	sex discrimination, harassment related to sex, or sexual harassment under section 26(2)

i.	harassment under section 26(3) (less favourable treatment because of a rejection of or submission to harassment related to sex, or gender reassignment, or sexual harassment)

j.	sexual orientation discrimination or harassment related to sexual orientation

k.	victimisation;

16.	in respect of a breach of an equality clause under the Equality Act 2010, Article 141 of the Treaty of Rome or Article 157 of the Treaty on the Functioning of the European Union;

17.	in respect of a breach of an equality rule or non-discrimination rule under the Equality Act 2010.

SCHEDULE 2 — ADVISER’S CERTIFICATE

I confirm that:

I am a relevant independent adviser (as defined in the provisions referred to in Clause 20 of the Agreement between Stuart Fenton (the Executive) and Insight Direct (U.K.) Limited (the Company) to which this Certificate is annexed).

I have advised the Executive of the terms and the effect of the Agreement and in particular its effect on his ability to pursue a claim before an Employment Tribunal.
There is in force a contract of insurance covering the risk of a claim by the Executive in respect of loss arising in consequence of the advice.

Adviser’s signature
Adviser’s name
(capitals) Title
Adviser’s business address

.........................................................

.........................................................

.........................................................

SCHEDULE 3 — LETTER OF RESIGNATION OF DIRECTORSHIP

Private & Confidential
The Directors
[Names of all companies from which the employee is to resign as a director/company secretary] Limited/PLC

[Date]

Dear Sirs

Please accept this letter as formal notice of my resignation as a Director of the [above-listed] compan[y/ies]. My resignation[s] [is/are] to be effective [immediately][at close of business on [DATE]].

[I confirm that I have no claim or right of action of any kind outstanding for compensation or otherwise against the Company or any of its officers or employees].

Please arrange for particulars of my resignation to be filed with the Registrar of Companies [and given to the London Stock Exchange].

Yours faithfully

SCHEDULE 4 — AGREED ANNOUNCEMENT

On April 23, 2013, Insight Direct (U.K.) Limited (the “Company”) and Stuart A. Fenton, President, EMEA, entered into a Release and Transition Agreement (the “Transition Agreement”). The Transition Agreement provides for (i) the continuation of Mr. Fenton’s employment as President, EMEA through December 31, 2013 at his current base salary and eligible for 2013 bonus and (ii) his continued employment on strategic projects at the direction of the CEO of Insight Enterprises, Inc. (“Insight”) through March 31, 2014 (the “Separation Date”) at a monthly rate of GBP 10,000. In the event that Insight has not appointed a replacement for Mr. Fenton by December 31, 2013, Insight may retain Mr. Fenton in his role as President, EMEA through his Separation Date, and, in that event, Mr. Fenton would be paid at his current base salary for such extended period of service as President, EMEA.

Following the Separation Date, the Company will make a lump sum payment to Mr. Fenton equal to two times his base salary plus the greater of (i) GBP 30,701 or (ii) the incentive compensation paid to him under incentive compensation plans in which he participates in 2013. Mr. Fenton will continue to participate in insurance plans through his Separation Date and for a period expiring on the earlier of (x) 24 months after the Separation Date or (y) becoming eligible for substantially similar benefits.

The Transition Agreement also includes a general release and waiver of all claims and contemplates entry into a further compromise agreement on the Separation Date to confirm the arrangements in the Transition Agreement and to revise the Transition Agreement only to reflect the end of employment.

The foregoing description of the terms of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Executive has executed this Agreement on this 24th day of April 2013.

Insight Enterprises, Inc.	Executive
By: /s/ Kenneth T. Lamneck	/s/ Stuart A. Fenton
Name: Kenneth T. Lamneck	Stuart A. Fenton
Title: Chief Executive Officer
April 24, 2013 Date	Date	April 24, 2013